Exhibit 99

( BW)(SC-COMMUNITY-BANKSHARES)(SCB) Community Bankshares Inc. (SC) Announces Second Quarter 2006 Earnings

    Business Editors

    ORANGEBURG, S.C.--(BUSINESS WIRE)--July 21, 2006--Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,373,000 or $.30 per diluted share for the quarter ended June 30, 2006 compared to $1,551,000 or $.35 per diluted share for the quarter ended June 30, 2005, a decrease of $178,000 or 11.5%.

    Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "I was disappointed that our second quarter earnings were less than the comparable period a year ago. However much of the reduction was the anticipated result of staffing and infrastructure improvements made since the first quarter of 2005. Staffing improvements included the addition of several strategically needed senior officers and, on a short-term basis through the second quarter of 2006, a Special Assets Officer to help reduce the level of problem loans. The company's relocation in January 2006 of its headquarters to a newly constructed building also increased our premises expense. These increases in expense more than offset the increase in non-interest income and net interest income before provision expense during the quarter."

    Erwin continued, "Over the past year we have made significant improvements to our infrastructure, staffing, and risk management processes. We have also made significant progress in the identification, measurement, management and mitigation of our problem loans. These are costly but necessary investments in our future. Further, our decision earlier this year to consolidate our four bank charters and the business of our mortgage company into a single bank charter will make us a more efficient and effective banking organization. This process is moving toward consummation in early October 2006. We believe that these improvements will help us to grow, improve and enhance shareholder value in the coming quarters and years."

    Consolidated assets for Community Bankshares totaled $551.8 million at June 30, 2006 compared to $556.8 million at December 31, 2005, a decrease of $5 million or 0.9%. For the same periods, gross loans totaled $419.2 million compared to $414 million, an increase of $5.2 million or 1.3%. For the same periods, deposits totaled $459.2 million compared to $464.2 million, a decrease of $5 million or 1.1%.

    Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

    This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2005 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.

                       COMMUNITY BANKSHARES INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (Unaudited)
         (Dollar amounts in thousands, except per share data)


                                            Six months ended       Quarter ended
                                                June 30,            June 30,
                                                --------            --------
Income Statement Summary                     2006      2005      2006      2005
                                             ----      ----      ----      ----
Net interest income ....................   $10,594   $10,308   $ 5,367   $ 5,271
Provision for loan losses ..............   $ 1,290   $ 1,035   $   675   $   585
Non-interest income ....................   $ 3,994             $ 2,060   $ 1,966
Non-interest expense ...................   $ 9,259   $ 8,344   $ 4,632   $ 4,225
Income tax provision ...................   $ 1,465   $ 1,649   $   747   $   876
  Net income ...........................   $ 2,574   $ 2,911   $ 1,373   $ 1,551
Basic earnings per common share:
  Average shares .......................     4,424     4,399     4,434     4,404
  Earnings per share ...................   $  0.58   $  0.66   $  0.31   $  0.35
Diluted earnings per common share:
  Average shares .......................     4,495     4,500     4,504     4,504
  Earnings per share ...................   $  0.57   $  0.65   $  0.30   $  0.35
Cash dividends per share ...............   $  0.22   $  0.20   $  0.11   $  0.10


                                            June 30,       Dec. 31,     June 30,
Balance Sheet Summary                         2006          2005         2005
                                              ----          ----         ----

Gross loans ..........................      $419,170      $413,984      $413,875
Total assets .........................      $551,808      $556,836      $529,197
Total deposits .......................      $459,243      $464,209      $433,418
Shareholders' equity .................      $ 50,803      $ 48,992      $ 52,013
Common shares outstanding ............         4,436         4,404         4,404
Book value per share .................      $  11.45      $  11.12      $  11.81

    --30--PS/ch*

    CONTACT: Community Bankshares Inc.
             Samuel L. Erwin or William W. Traynham, 803-535-1060